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                                                                      EXHIBIT 16

Statement of Business Principles

ING Group (ING) is a global financial-services provider.
It is our mission to set the standard in helping our customers manage their financial future.
High ethical standards are part of that mission.
We have established these in our Business Principles.

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OUR BUSINESS, OUR PRINCIPLES

ING's financial strength, its wide range of products and services and the broad spread of profit sources and risks are the basis of ING's continuity and growth. In all our activities we carefully weigh the interests of all stakeholders of ING, and we are aware of our responsibilities.

We are responsive to the demands and needs of our stakeholders, regardless of location. Towards each group, ING holds a specific responsibility:

FOR ITS CUSTOMERS,

ING endeavours to be a partner that delivers on promises and is easy to deal with.

FOR ITS SHAREHOLDERS,

ING wants to offer an above average return.

FOR ITS EMPLOYEES,

ING wants to be an attractive and stimulating employer.

FOR ITS BUSINESS RELATIONS,

ING wants to be a respected partner.

TO SOCIETY AT LARGE,

ING wants to actively demonstrate its social commitment.

WE DON'T WANT TO PUT OUR REPUTATION AT RISK

In financial services, everything centres around people and confidence. Only by acting with professionalism and integrity as well as behaving with prudence and skill, can we maintain stakeholders' confidence. The conduct of one single person could have far-reaching consequences for the reputation of our company as a whole, both positive and negative. Everyone in ING should therefore respect our rules of conduct, at all times.

GUIDELINES IN AN INTERNATIONAL CONTEXT

ING's Statement of Business Principles are a set of guidelines on how we proceed at ING. Others may hold us accountable for our actions. The Business Principles do not merely reflect laws and regulations, but are also based on ING's core values: integrity, entrepreneurship, professionalism, responsiveness and teamwork.

Being a multinational company, ING operates within the context of foreign laws and regulations, and with corporate and private customers from a range of backgrounds and cultures. We respect diverse cultures, while maintaining adherence to our Business Principles.

We expect all ING colleagues to comply with our Business Principles. It's every one's business.

EXECUTIVE BOARD OF ING GROUP
NOVEMBER 2004

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OUR BUSINESS PRINCIPLES

we are committed to our integrity
we aim for an above average return
we are open and clear
we promote sustainable development and respect human rights we respect each other we are involved in the communities we operate in

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WE ARE COMMITTED TO OUR INTEGRITY

ING expects the highest levels of personal conduct by all its employees, whatever their position. It is acknowledged that all effective business relationships, inside as well as outside ING, depend on honesty, integrity and fairness.

AN ING EMPLOYEE...

Respects the rule of law and abides by all applicable laws and regulations.

Avoids doing business with any individual, company or institution if that business is connected with activities which are illegal or which could be regarded as unethical.

Handles information with care. In particular, the security and confidentiality of all proprietary information and dataprocessing, including customers' personal confidential information, must be safeguarded in accordance with applicable laws and regulations. Proper and complete records must be made of all transactions on behalf of ING.

Does not accept gifts or personal benefits in connection with a business relationship as a result of which he/she might appear to be under an obligation.

Does not accept or solicit personal offers or payments, nor does he/she makes such offers or payments to third parties. Bribery of any form is unacceptable.

Avoids any contacts that might lead to, suggest or create an appearance of conflict of interest between personal activities and the business of the Group.

May not enter into - and must avoid the appearance of engaging in - securities transactions based on inside information or misuse of confidential information.

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WE AIM FOR AN ABOVE AVERAGE RETURN

As a commercial organisation, we believe that we must provide an above average return for our shareholders. We support the market economy as the most effective means to achieve the best returns for our customers, investors and employees, as well as for the countries and territories where we operate.

However, the best markets flourish only within an ethical framework. No one at ING may disparage a competitor, or use unethical means to obtain any advantage for ING.

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WE ARE OPEN AND CLEAR

Within the bounds of commercial confidentiality, we attach great importance to open and transparent communications with all our stakeholders.

ING makes every effort to ensure full, complete, fair, accurate, timely and understandable disclosures in reports and documents we file with or submit to our regulators, as well as in other public communications we make.

For our customers we endeavour to provide clarity in prices and conditions of our products and services.

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WE PROMOTE SUSTAINABLE DEVELOPMENT AND RESPECT HUMAN RIGHTS

In doing business, we accept our responsibility for the sustainable development of society. The conditions we set for our core activities are first of all economic. While respecting the wishes of our clients, we also take into account a range of social, ethical and environmental considerations.

ING supports the aims of the United Nations Universal Declaration of Human Rights and endeavours to apply its principles throughout its operations world-wide.

We recognise that certain natural resources are finite and must therefore be used responsibly. We have a two-pronged approach. In our external business dealings we aim to anticipate developments in the environmental field related to commercial services, and we aim to manage the environmental risks resulting from these activities. Internally, we endeavour to control any environmental burdens caused by ING itself.

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WE RESPECT EACH OTHER

Respect for the individual is the basis for all contacts between ING and its stakeholders.

ING encourages diversity by creating an environment where everyone has the opportunity to fully participate in achieving business and personal success, and is valued for his or her distinctiveness.

We feel that our management and staff should reflect our customer base and the local communities where we are active. That is why our personnel policy is based on equal opportunities and a non-discriminatory policy.

Personal career development for everyone at ING is encouraged through progressive personnel and training arrangements. ING aims to provide all its employees with safe conditions of work and competitive terms of employment.

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WE ARE INVOLVED IN THE COMMUNITIES WE OPERATE IN

Good relations with local communities are fundamental to ING's long-term success. Our community relations are based on mutual trust, respect and active partnership. We demonstrate our commitment by making donations, sponsoring and supporting numerous social activities. All ING employees are encouraged to play a positive role in community activities.

ING is a commercial organisation and our activities are business oriented. Therefore ING does not intervene in political matters, nor do ING companies make gifts or donations to political parties or candidates for political office. However, within the legitimate role of business, through all available, legitimate means and after careful consideration, ING reserves the right to speak out on matters that affect our businesses, employees, shareholders, and/or customers. In countries where there is a legal framework to do so, ING reserves the right to facilitate employee contributions to political parties or candidates for political office.

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GUIDELINES

WHAT IS THE BEST THING TO DO?

It is not possible for any statement of business principles to cover every eventuality, nor should it. Sooner or later situations will occur for which there are no policies, precedents or procedures. Then it is up to the employee's own judgement. What is the best thing to do? Go ahead or better not?

QUESTIONS

Common sense and honesty often point out the right direction. It can help to pause for a moment and to answer a few simple questions:

ARE MY INTENDED ACTIONS LEGAL?

IS IT CLOSE TO THE EDGE?

AM I BEING FAIR AND HONEST?

HOW WOULD MY ACTIONS BE JUDGED A YEAR FROM NOW?

HOW WILL I FEEL ABOUT IT AFTERWARDS?

WHAT WILL IT LOOK LIKE ON THE FRONTPAGE OF MY NEWSPAPER?

COULD I JUSTIFY IT TO MY FAMILY?



BE ALERT

The following thoughts or statements could imply unethical behaviour:

`NOBODY WILL EVER KNOW'

`EVERYONE DOES IT'

`WE CAN HIDE IT'

`WE DIDN'T HAVE THIS CONVERSATION'

`THIS IS NOT FOR THE MINUTES'

`IT DOESN'T MATTER HOW IT GETS DONE, AS LONG AS IT GETS DONE'



AWARENESS

Every person who joins ING will learn about the ING Business Principles during the introduction programme. ING's e-learning programme Live ING shows a series of daily practical dilemmas. These can help recognise and solve difficult situations related to work.

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APPLYING THE BUSINESS PRINCIPLES

RESPONSIBILITIES

The Business Principles apply to the whole of ING Group, its subsidiaries and business units and to every employee.

It is the responsibility of all those in authority at ING to ensure that these Principles are fully communicated to all present and future staff. They must also ensure that these are strictly observed.

The members of the Executive Board and all (General) Managers are responsible for applying the Business Principles within their areas of responsibility.

The Executive Board will receive regular reports, including an annual review, on the effective operation of the Business Principles.

COMPLIANCE

Every individual in ING is required to act in accordance with both the letter and spirit of these Business Principles and obliged to promptly report any violation of these Principles to his/her line manager or the responsible compliance officer.

Anyone becoming aware of a violation of the Business Principles by an Executive Board member is obliged to report such violation to the Group Compliance Officer promptly, who will report it to the chairman of the Supervisory Board of ING Group.

Any violation of the Business Principles may also be reported according to the ING Whistleblower Procedure.

ING employees will be held accountable for acting in accordance with the Business Principles.

Upon violation of the Business Principles, disciplinary measures may be taken, up to and including termination of employment.

Violations of these Business Principles will be promptly disclosed to the extent required by the applicable laws, rules and regulations.

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INFORMATION

For specific questions on the Business Principles or advice about applying them in your own position at ING, you should first contact your line manager.

For urgent or sensitive matters in which you need confidential advice, or for matters that you cannot or do not want to discuss with your line manager, you can contact the responsible compliance officer.

For further information on compliance within ING, visit the Corporate Legal Compliance & Security Intranet site or send an e-mail to:
clcs.compliance@ing.com.

The text of the Business Principles can also be found on the ING Intranet.

ING GROUP
Public Affairs
E public.affairs@ing.com